Exhibit 10.3

CONVERTIBLE PROMISSORY NOTE

$525,000 PLUS INTEREST DUE & PAYABLE

DOCUMENT A-07122012

THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR APPLICABLE EXEMPTION OR SAFE HARBOR PROVISION.

Issue Date:  July 12, 2012

FOR VALUE RECEIVED, Silver Falcon Mining, Inc. as Obligor ("Borrower,” or “Obligor”), hereby promises to pay to the Lender (“Lender” or “Holder”), as defined below on the signature page, the Principal Sum, as defined below, along with the Interest Rate, as defined below, according to the terms herein.

The "Lender" shall be:	JMJ Financial / Its Principal, or Its Assignees
The "Principal Sum" shall be:	$525,000 (five hundred twenty five thousand US Dollars) Subject to the following: accrued, unpaid interest shall be added to the Principal Sum.
The “Consideration” shall be:	$500,000 (five hundred thousand US dollars) paid to Borrower as the Purchase Price at closing under document SPA-07122012.
The "Interest Rate" shall be:

5% (five percent) one time interest charge on the Principal Sum.  No interest or principal payments are required until the Maturity Date, but both principal and interest may be included in conversion prior to maturity date.

The "Conversion Price" shall be the following price:

As applied to the Conversion Formula set forth in 2.2, 80% (eighty percent) of the average of the three lowest daily average trade prices in the 15 trading days previous to the conversion.  See Exhibit X for an example of this conversion calculation.

The "Maturity Date" is the date upon which the Principal Sum of this Note, as well as any unpaid interest shall be due and payable, and that date shall be:	January 12, 2014.
Registration Rights shall be:	Registration of the common shares underlying this note that this note is convertible into is mandatory, as set forth in Registration Rights Agreement Document RR-07122012.
The “Prepayment Terms” shall be:	Prepayment prior to the Maturity Date is not permitted without written consent of the Holder.

ARTICLE 1 PAYMENT-RELATED PROVISIONS

1.1 Interest Rate. Subject to the Holder's right to convert, interest payable on this Note will accrue interest at the Interest Rate and shall be added to the Principal Sum.

1.2 Default.  In the event of any default, the outstanding principal amount of this Note, plus accrued but unpaid interest, liquidated damages, fees and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the Mandatory Default Amount.  Commencing five (5) days after the occurrence of any event of default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law.  In connection with such acceleration described herein, the Holder need not provide, and the Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the note until such time, if any, as the Holder receives full payment pursuant to this Section 1.2.  No such rescission or annulment shall affect any subsequent event of default or impair any right consequent thereon.  The Mandatory Default Amount means the greater of (i) the outstanding principal amount of this Note, plus all accrued and unpaid interest, liquidated damages, fees and other amounts hereon, divided by the Conversion Price on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a lower Conversion Price, multiplied by the VWAP on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a higher VWAP, or (ii) 130% of the outstanding principal amount of this Note, plus 100% of accrued and unpaid interest, liquidated damages, fees and other amounts hereon.

ARTICLE 2 CONVERSION RIGHTS

The Holder will have the right to convert the Principal Sum and accrued interest under this Note into shares of Class A Common Stock of the Borrower as set forth below.

2.1 Conversion Rights and Cashless Exercise.  The Holder will have the right at its election from and after the Effective Date, and then at any time, to convert all or part of the outstanding and unpaid Principal Sum and accrued interest into fully paid and nonassessable shares of Class A Common Stock of Silver Falcon Mining, Inc. (as such stock exists on the date of issuance of this Note, or any shares of capital stock of Silver Falcon Mining, Inc. into which such stock is hereafter changed or reclassified, the "Common Stock") as per the Conversion Formula set forth in Section 2.2.  Any such conversion shall be cashless, and shall not require further payment from Holder.  Unless otherwise agreed in writing by both the Borrower and the Holder, at no time will the Holder convert any amount of the Note into common stock that would result in the Holder owning more than 4.99% of the Common Stock outstanding of Silver Falcon Mining, Inc.  Shares from any such conversion will be delivered to Holder (in any name directed by Holder) by 2:30pm EST within 2 (two) business days of conversion notice delivery (see 3.1) by “DWAC/FAST” electronic transfer.

2.2. Conversion Formula. The number of shares issued through conversion is the conversion amount divided by the conversion price, as illustrated below.  The Holder and the Borrower shall maintain records showing the principal amount(s) converted and the date of such conversion(s).  If no objection is delivered from Borrower to Holder regarding any variable or calculation of the conversion notice within 24 (twenty-four) hours of delivery of the conversion notice, the Borrower shall have been thereafter deemed to have irrevocably confirmed and irrevocably ratified such Notice of Conversion and waive any objection thereto.  The Company acknowledges and agrees that, absent a duly delivered objection notice as required above, the Holder shall materially rely on the confirmation and ratification of the conversion price and, notwithstanding subsequent information to the contrary that such computation was made in error, such deemed conversion price shall thereafter be the conversion price for purposes of such conversion.

# Shares = Conversion Amount

     Conversion Price

2.3. This section 2.3 intentionally left blank.

2.4. This section 2.4 intentionally left blank.

2.5 Reservation of Shares. As set forth in Section 2.2 of document SPA-07122012, as of the issuance date of this Note and for the remaining period during which the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note.  The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  The Borrower agrees that its issuance of this Note constitutes full authority to its officers, agents and transfer agents who are charged with the duty of executing and issuing shares to execute and issue the necessary shares of Common Stock upon the conversion of this Note.

2.6. Delivery of Conversion Shares.  Shares from any such conversion will be delivered to Holder by 2:30pm EST within 2 (two) business days of conversion notice delivery (see 3.1) by “DWAC/FAST” electronic transfer (such date, the “Share Delivery Date”) if the Company is authorized to issue the Shares without a restrictive legend pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act of 1933, and otherwise the Shares will be delivered in certificate form by overnight delivery to the address specified by the Holder.  For example, if Holder delivers a conversion notice to Borrower at 5:15 pm eastern time on Monday January 1st, Borrower’s transfer agent must deliver shares to Holder’s broker via “DWAC/FAST” electronic transfer (or, if applicable, certificates to Holder) by no later than 2:30 pm eastern time on Wednesday January 3rd.  If those shares are not delivered in accordance with this timeframe stated in this Section 2.6, or for any other reason at Holder’s discretion (including but not limited to a decrease in share price), Holder, at any time prior to selling those shares (in whole or in part), may rescind that particular conversion (in whole or in part) and have the conversion amount (in whole or in part) returned to the note balance with the conversion shares (in whole or in part) returned to the Borrower (under Holder and Borrower’s expectation that any returned conversion amounts will tack back to the original date of the note).  The Company will make its best efforts to deliver shares to Holder same day / next day.

2.6.1 Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder (including election to pursue its rights under this Section 2.6 and subsections), at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof.

2.6.2 Conversion Delay Penalties.  Holder may assess, at its election, penalties or liquidated damages (both referred to herein as “penalties”) as follows.

2.6.2.A. For each conversion, Borrower agrees to deliver share issuance instructions to its transfer agent same day or next day.  In the event that the share issuance instructions are not delivered to the Borrower’s transfer agent by the next day, a penalty of $2,000 per day will be assessed for each day until share issuance instructions are delivered to the transfer agent ($2,000 per day inclusive of the day of conversion); and such penalty will be added to the principal balance of the Note (under Holder and Borrower’s expectation that any penalty amounts will tack back to the original date of the note).

2.6.2.B.  For each conversion, in the event that shares are not delivered by the third business day (inclusive of the day of conversion), a penalty of $2,000 per day will be assessed for each day after the third business day (inclusive of the day of the conversion) until share delivery is made; and such penalty will be added to the principal balance of the Note (under Holder and Borrower’s expectation that any penalty amounts will tack back to the original date of the note).  Borrower will not be subjected to any penalties once its transfer agent processes the shares to the DWAC system.

2.6.3 If failure to deliver Conversion Shares occurs as follows, Holder may elect to enforce one or more of these remedies at its sole election.

2.6.3.A.  In addition to any other rights available to the Holder, if the Borrower fails to cause its transfer agent to transmit to the Holder the shares on or before the Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or if the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Borrower shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions and other fees, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Shares that the Borrower was required to deliver to the Holder in connection with the conversion at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either (x) reinstate the portion of the Note and equivalent number of shares for which such conversion was not honored (in which case such conversion shall be deemed rescinded), (y) deliver to the Holder the number of shares of Common Stock that would have been issued had the Borrower timely complied with its conversion and delivery obligations hereunder, or (z) pay in cash to the Holder the amount obtained by multiplying (1) the number of Shares that the Borrower was required to deliver to the Holder in connection with the conversion at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed.  The Holder shall provide the Borrower written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Borrower, evidence of the amount of such loss.

2.6.3.B.  If the Borrower fails for any reason to deliver to the Holder the Shares by DWAC/FAST electronic transfer (such as by delivering a physical stock certificate) when the Borrower is eligible to do so pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act of 1933, and if the Holder incurs a Market Price Loss, then at any time subsequent to incurring the loss the Holder may provide the Borrower written notice indicating the amounts payable to the Holder in respect of the Market Price Loss and the Borrower must make the Holder whole by either of the following options at Holder’s election:

Market Price Loss = [(High trade price on the day of conversion) x (Number of shares receivable from the conversion)] – [(Sales price realized by Holder) x (Number of shares receivable from the conversion)].

Option A – Pay Market Price Loss in Cash.  The Borrower must pay the Market Price Loss by cash payment, and any such cash payment must be made by the third business day from the time of the Holder’s written notice to the Borrower.

Option B – Add Market Price Loss to Principal Sum.  The Borrower must pay the Market Price Loss by adding the Market Price Loss to the balance of the Principal Sum (under Holder’s and the Borrower’s expectation that any Market Price Loss amounts will tack back to the original date of issue of this Note).

2.6.3.C.  If the Borrower fails for any reason to deliver to the Holder the Shares within 2 (two) business days of the Share Delivery Date and if the Holder incurs a Failure to Deliver Loss, then at any time subsequent to incurring the loss the Holder may provide the Borrower written notice indicating the amounts payable to the Holder in respect of the Failure to Deliver Loss and the Borrower must make the Holder whole as follows:

Failure to Deliver Loss = [(High trade price at any time between the Share Delivery Date and the date the Shares were actually delivered) x (Number of shares receivable from the conversion)].

The Borrower must pay the Failure to Deliver Loss by cash payment, and any such cash payment must be made by the third business day from the time of the Holder’s written notice to the Borrower.

2.7. This section 2.7 intentionally left blank.

ARTICLE 3 MISCELLANEOUS

3.1. Notices.  Any notice required or permitted hereunder must be in writing and either personally served, sent by facsimile or email transmission, or sent by overnight courier.  Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

3.2. Subsequent Equity Sales or Agreements.  The Borrower shall provide the Holder, whenever the Holder requests at any time while this Note is outstanding, a schedule of all issuances of Common Stock or any debt, preferred stock, right, option, warrant or other instrument that is convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (a “Common Stock Equivalent”) since the date of issuance of this Note, including the applicable issuance price, or applicable reset price, exchange price, conversion price, exercise price and other pricing terms.  The term issuances shall also include all agreements to issue, or prospectively issue Common Stock or Common Stock Equivalents, regardless of whether the issuance contemplated by such agreement is consummated.  The Borrower shall notify the Holder in writing of any issuances within twenty-four (24) hours of such issuance.

3.3. Amendment Provision.  The term "Note" and all reference thereto, as used throughout this instrument, means this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

3.4. Assignability.  The Borrower may not assign this Note.  This Note will be binding upon the Borrower and its successors, and will inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder to anyone of its choosing without Borrower’s approval.

3.5. Governing Law.  This Note will be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without regard to the conflict of laws principles thereof.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in Miami-Dade County, in the State of Florida.  Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

3.6. Delivery of Process by Holder To Borrower.  In the event of any action or proceeding by Holder against Borrower, and only by Holder against Borrower, service of copies of summons and/or complaint and/or any other process which may be served in any such action or proceeding may be made by Holder via U.S. Mail, overnight delivery service such as FedEx or UPS, email, fax, or process server, or by mailing or otherwise delivering a copy of such process to the Borrower at its last known address or to its last known attorney set forth in its most recent SEC filing.

3.7. No Rights as Stockholder Until Conversion.  This Note does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the conversion hereof as set forth in Section 2.1.  So long as this Note is unconverted, this Note carries no voting rights and does not convey to the Holder any “control” over the Company, as such term may be interpreted by the SEC under the Securities Act or the Exchange Act, regardless of whether this Note is currently convertible.

3.8. Maximum Payments.  Nothing contained herein may be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum will be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

3.9. Attorney Fees.  In the event any attorney is employed by either party to this Note with regard to any legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Note or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Note, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys' fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

3.10. Nonwaiver.  No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies.

3.11. No Public Announcement.  Except as required by securities law, no public announcement may be made regarding this Note, payments, or conversions without written permission by both Borrower and Holder.

3.12. Opinion of Counsel.  In the event that an opinion of counsel is needed for any matter related to this Note, Holder has the right to have any such opinion provided by its counsel.  Holder also has the right to have any such opinion provided by Borrower’s counsel.

3.13. Director’s Resolution.  Once effective, Borrower will execute and deliver to Holder a copy of a Board of Director’s resolution resolving that this note is validly issued, paid, and effective.

3.14. No Shorting.  Holder agrees that so long as any Notes from Borrower to Holder remain outstanding, Holder will not enter into or effect any “short sales” of the common stock or hedging transaction which establishes a net short position with respect to the common stock of Silver Falcon Mining, Inc.  Borrower acknowledges and agrees that upon submission of conversion notice as set forth in Section 3.1 (up to the amount of cash paid in under the Note), Holder immediately owns the common shares described in the conversion notice and any sale of those shares issuable under such conversion notice would not be considered short sales.

BORROWER[S]:

SILVER FALCON MINING, INC.

By: ____________________________

Pierre Quilliam

Chief Executive Officer

LENDER/HOLDER:

____________________________

JMJ Financial / Its Principal

Exhibit 10.3

EXHIBIT X

For the last 15 trading days, calculate the average trade price for each day by summing the high trade price with the low trade price and dividing by two for each day.  Then take the average of the three lowest average daily trading prices as calculated above.

For this example, we will use only the last five trading days:

Day	High Trade Price	Low Trade Price	Daily Average Trade Price
1	$10	$8	$9.00
2	$9	$8	$8.50
3	$11	$9	$10.00
4	$9	$7	$8.00
5	$10	$7	$8.50

Three lowest daily average trade prices are $8, $8.50, and $8.50
Average of three lowest daily average trade prices is $8.33
80% of the average of the three lowest daily average trade prices is $6.664